Exhibit 99.1
Essential Properties Announces Fourth Quarter 2024 Results
- Fourth Quarter Net Income per Share of $0.30 and AFFO per Share of $0.45 -
- Closed Investments of $333.4 million at an 8.0% Weighted Average Cash Cap Rate -
- Updates 2025 AFFO Guidance to $1.85 to $1.89 per Share -
February 12, 2025
PRINCETON, N.J.--(BUSINESS WIRE)--Essential Properties Realty Trust, Inc. (NYSE: EPRT; “Essential Properties” or the “Company”) today announced operating results for the three months and year ended December 31, 2024.
Fourth Quarter 2024 Financial and Operating Highlights:

Operating Results (compared to Fourth Quarter 2023):
•Investments (78 properties)	$ Invested	$333.4 million
	Weighted Avg Cash Cap Rate	8.0%
•Dispositions (24 properties)	Net Proceeds	$60.4 million
	Weighted Avg Cash Cap Rate	7.0%
•Net Income per Share	Decreased by 3%	$0.30
•Funds from Operations ("FFO") per Share	Increased by 2%	$0.47
•Adjusted Funds from Operations ("AFFO") per Share	Increased by 7%	$0.45
Debt, Equity & Leverage Update:
•Equity Raised (Gross) - ATM Program (1)	$33.06/share	$78.9 million
•Pro Forma Net Debt to Annualized Adjusted EBITDAre (2)	As of Quarter End	3.8x
Full Year 2024 Financial and Operating Highlights:

Operating Results (compared to 2023):
•Investments (297 properties)	$ Invested	$1.2 billion
	Weighted Avg Cash Cap Rate	8.0%
•Dispositions (46 properties)	Net Proceeds	$94.2 million
	Weighted Avg Cash Cap Rate	6.9%
•Net Income per share	Decreased by 8%	$1.15
•FFO per share	Increased by 6%	$1.89
•AFFO per share	Increased by 6%	$1.74
Debt & Equity Activity:
•Equity Raised (Gross) - Follow-On Offering (March 14, 2024)	$24.75/share	$256.2 million
•Equity Raised (Gross) - ATM Program (1)	$29.52/share	$581.7 million
•New $450mm 2030 Term Loan	Fully swapped rate	4.9%
1.All shares were sold on a forward basis and a total of 13,119,110 shares remain unsettled for estimated net proceeds of $380.8 million.
2.See page 10 for detailed calculation.
Activity Subsequent to Fourth Quarter 2024:

•Investments	$ Invested	$138.1 million
•Dispositions	$ Gross Proceeds	$19.7 million
Debt Activity:
•Amendment to Revolving Credit Facility	Upsized to $1.0 billion; New Fully-Extended Maturity of February 2030

CEO Comments
Commenting on the fourth quarter and full year 2024 results, the Company's President and Chief Executive Officer, Pete Mavoides, said, "Our differentiated investment strategy continued to deliver excellent results in the fourth quarter, highlighted by healthy portfolio credit trends and strong investment levels at historically attractive cap rates." Mr. Mavoides continued, "While competition has increased as the capital markets have normalized, our conservative balance sheet and substantial liquidity positions us well to execute in this dynamic marketplace. Reflecting the strong finish to 2024, and a healthy and growing investment pipeline, we have increased the bottom end of our 2025 AFFO per share guidance by $0.01 to an updated range of $1.85 to $1.89."
Portfolio Highlights
The Company’s investment portfolio as of December 31, 2024 is summarized as follows:

December 31, 2024
Number of properties	2,104
Weighted average lease term (WALT)	14.0 years
Weighted average rent coverage ratio	3.5x
Number of tenants	413
Number of industries	16
Weighted average occupancy	99.7%
Total square feet of rentable space	22,400,571
Cash ABR - service-oriented or experience-based	93.2%
Cash ABR - properties subject to master lease	66.1%
Portfolio Update
Investments
During the three months ended December 31, 2024, the Company's $333.4 million of investment activity had a weighted average closing date of November 24, 2024. Additional details about the Company’s investment activity during the three months and year ended December 31, 2024 are summarized as follows:

	Quarter Ended December 31, 2024	Year Ended December 31, 2024
Investments:
Investment volume	$333.4 million	$1.2 billion
Number of transactions	37	145
Property count	78	297
Weighted average cash / GAAP cap rate	8.0%/9.2%	8.0%/9.2%
Weighted average lease escalation	2.0%	2.0%
% Subject to master lease	69%	71%
% Sale-leaseback transactions	100%	97%
% Existing relationship	79%	81%
% Required financial reporting (tenant/guarantor)	100%	100%
WALT	17.7 years	17.5 years

Dispositions
The Company’s disposition activity during the three months and year ended December 31, 2024 is summarized as follows:

	Quarter Ended December 31, 2024	Year Ended December 31, 2024
Dispositions:
Net proceeds	$60.4 million	$94.2 million
Number of properties sold	24	46
Net gain / (loss)	$4.6 million	$6.0 million
Weighted average cash cap rate (excluding vacant properties and sales subject to a tenant purchase option )	7.0%	6.9%
Loan Repayments
Loan repayments to the Company during the three months and year ended December 31, 2024 are summarized as follows:

	Quarter Ended December 31, 2024	Year Ended December 31, 2024
Loan Repayments:
Proceeds—Principal	$1.8 million	$9.5 million
Number of properties	3	17
Weighted average interest rate	8.6%	7.3%
Leverage and Liquidity
On February 6, 2025, the Company amended its Credit Facility which, among other things, increased the capacity under its Revolving Credit Facility to $1.0 billion, incorporated improvements to the rate structure and financial covenants across the Credit Facility, extended the Revolving Credit Facility's maturity to February 2030, after giving effect to extension options exercisable at the Company's election, and increased the Revolving Credit Facility's accordion feature to $1.0 billion.
The Company's leverage and liquidity as of December 31, 2024 are summarized in the following table.

	December 31, 2024	Pro Forma (1) December 31, 2024
Leverage:
Net debt to Annualized Adjusted EBITDAre	4.6x	3.8x

Liquidity:
Cash and cash equivalents and restricted cash	$45.0 million	$425.8 million
Unused revolving credit facility capacity	$600.0 million	$1.0 billion
Forward equity sales - unsettled	$380.8 million	—
Total available liquidity	$1.0 billion	$1.4 billion

ATM Program:
October 2024 ATM Program initial availability	$750.0 million
Aggregate gross sales under the October 2024 ATM Program	$78.9 million
Availability remaining under the October 2024 ATM Program	$671.1 million
1.Pro forma adjustments have been made to reflect: i) the 13,119,110 unsettled shares sold on a forward basis through the Company's ATM Program as if they had been physically settled for cash on December 31, 2024 and ii) the increase in capacity of the Company's revolving credit facility following its amendment in February 2025.

Equity Activity
The Company's equity activity during the three months ended December 31, 2024 is summarized in the following table.

	Primary Offerings		ATM Program		Total
	Shares	Price (Net) (1)	Shares	Price (Net) (1)	Shares	Price (Net) (1)	Net Proceeds (000s)
Forward Shares Unsettled - September 30, 2024	7,828,852	$23.68	15,108,910	$29.34	22,937,762	$27.40	$628,544
Shares Sold - Current Quarter	—	—	2,387,104	32.59	2,387,104	32.59	77,796
Shares Settled - Current Quarter	(7,828,852)	23.68	(4,376,904)	32.01	(12,205,756)	26.67	(325,492)
Forward Shares Unsettled - December 31, 2024	—		13,119,110		13,119,110	$29.03	$380,848
1.All prices are inclusive of forward price adjustments as of December 31, 2024.

Guidance
2025 Guidance
The Company has increased the bottom end of its previously-issued 2025 AFFO per share guidance by $0.01 to an updated range of $1.85 to $1.89. The guidance range includes an estimate for investment volume of $900 million to $1.1 billion, and Cash G&A expense of $28 million to $31 million.
Note: The Company does not provide guidance for the most comparable GAAP financial measure, net income, or a reconciliation of the forward-looking non-GAAP financial measure of AFFO to net income computed in accordance with GAAP, because it is unable to reasonably predict, without unreasonable efforts, certain items that would be contained in the GAAP measure, including items that are not indicative of the Company's ongoing operations, such as, without limitation, potential impairments of real estate assets, net gain/loss on dispositions of real estate assets, changes in allowance for credit losses and stock-based compensation expense. These items are uncertain, depend on various factors, and could have a material impact on the Company's GAAP results for the guidance period.
Dividend Information
As previously announced, on December 6, 2024, Essential Properties' board of directors declared a cash dividend of $0.295 per share of common stock for the quarter ended December 31, 2024. The fourth quarter 2024 dividend represents an annualized dividend of $1.18 per share of common stock. The dividend was paid on January 14, 2025 to stockholders of record as of the close of business on December 31, 2024.
Conference Call Information
In conjunction with the release of Essential Properties’ operating results, the Company will host a conference call on Thursday, February 13, 2025 at 10:00 a.m. EST to discuss the results. To access the conference, dial 877-407-9208 (International: 201-493-6784). A live webcast will also be available in listen-only mode by clicking on the webcast link in the Investor Relations section at www.essentialproperties.com.
A telephone replay of the conference call can also be accessed by calling 844-512-2921 (International: 412-317-6671) and entering the access code: 13750834. The telephone replay will be available through February 27, 2025.
A replay of the conference call webcast will be available on our website approximately three hours after the conclusion of the live broadcast. The webcast replay will be available for 90 days. No access code is required for this replay.
Supplemental Materials
The Company’s Supplemental Information—Fourth Quarter 2024 is available on Essential Properties’ website at investors.essentialproperties.com.

About Essential Properties Realty Trust, Inc.
Essential Properties Realty Trust, Inc. is an internally managed REIT that acquires, owns and manages primarily single- tenant properties that are net leased on a long-term basis to companies operating service-oriented or experience-based businesses. As of December 31, 2024, the Company’s portfolio consisted of 2,104 freestanding net lease properties with a weighted average lease term of 14.0 years and a weighted average rent coverage ratio of 3.5x. In addition, as of December 31, 2024, the Company’s portfolio was 99.7% leased to 413 tenants operating 592 different concepts in 16 industries across 49 states.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. When used in this press release, the words “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximately” or “plan,” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters are intended to identify forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions of management. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and the Company may not be able to realize them. The Company does not guarantee that the transactions and events described will happen as described (or that they will happen at all). You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law. In light of these risks and uncertainties, the forward-looking events discussed in this press release might not occur as described, or at all.
Additional information concerning factors that could cause actual results to differ materially from these forward-looking statements is contained in the company’s Securities and Exchange Commission (the "Commission”) filings, including, but not limited to, the Company’s most recent Annual Report on Form 10-K. Copies of each filing may be obtained from the Company or the Commission. Such forward-looking statements should be regarded solely as reflections of the Company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release.
The results reported in this press release are preliminary and not final. There can be no assurance that these results will not vary from the final results reported in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 that it will file with the Commission.

Essential Properties Realty Trust, Inc.
Consolidated Statements of Operations

	Three months ended December 31,		Year ended December 31,
(in thousands, except share and per share data)	2024	2023	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Revenues:
Rental revenue[1,2]	$112,358	$92,937	$425,749	$339,897
Interest on loans and direct financing lease receivables	7,333	4,580	23,409	18,128
Other revenue	17	217	452	1,570
Total revenues	119,708	97,734	449,610	359,595

Expenses:
General and administrative	8,469	7,335	35,161	30,678
Property expenses[2]	1,313	1,317	4,997	4,663
Depreciation and amortization	32,829	27,440	122,161	102,219
Provision for impairment of real estate	2,587	1,903	14,845	3,548
Change in provision for credit losses	(19)	(14)	230	(99)
Total expenses	45,179	37,981	177,394	141,009
Other operating income:
Gain on dispositions of real estate, net	4,575	4,847	5,977	24,167
Income from operations	79,104	64,600	278,193	242,753
Other (expense)/income:
Loss on debt extinguishment[3]	—	—	—	(116)
Interest expense	(23,958)	(15,760)	(78,544)	(52,597)
Interest income	559	595	3,069	2,011
Other income	—	—	1,548	—
Income before income tax expense	55,705	49,435	204,266	192,051
Income tax expense	157	164	628	636
Net income	55,548	49,271	203,638	191,415
Net income attributable to non-controlling interests	(174)	(176)	(634)	(708)
Net income attributable to stockholders	$55,374	$49,095	$203,004	$190,707

Basic weighted-average shares outstanding	177,425,316	157,561,157	173,855,427	152,140,735
Basic net income per share	$0.31	$0.31	$1.16	$1.25

Diluted weighted-average shares outstanding	182,326,800	159,196,777	177,115,170	153,521,854
Diluted net income per share	$0.30	$0.31	$1.15	$1.24
1.Includes contingent rent (based on a percentage of the tenant's gross sales at the leased property) of $244, $225, $863 and $743 for the three months and year ended December 31, 2024 and 2023, respectively.
2.Includes reimbursable income or reimbursable expenses from the Company’s tenants of $854, $674, $3,188 and $2,867 for the three months and year ended December 31, 2024 and 2023, respectively.
3.During the year ended December 31, 2023, includes debt extinguishment costs associated with the full repayment of the Company’s 2024 Term Loan.

Essential Properties Realty Trust, Inc.
Consolidated Balance Sheets

(in thousands, expect share and per share amounts)	December 31, 2024	December 31, 2023
	(Unaudited)	(Audited)
ASSETS
Investments:
Real estate investments, at cost:
Land and improvements	$1,865,610	$1,542,302
Building and improvements	3,536,000	2,938,012
Lease incentive	17,903	17,890
Construction in progress	153,789	96,524
Intangible lease assets	94,047	89,209
Total real estate investments, at cost	5,667,349	4,683,937
Less: accumulated depreciation and amortization	(476,827)	(367,133)
Total real estate investments, net	5,190,522	4,316,804
Loans and direct financing lease receivables, net	352,066	223,854
Real estate investments held for sale, net	10,018	7,455
Net investments	5,552,606	4,548,113
Cash and cash equivalents	40,713	39,807
Restricted cash	4,265	9,156
Straight-line rent receivable, net	143,435	107,545
Derivative assets	27,714	30,980
Rent receivables, prepaid expenses and other assets, net	29,949	32,660
Total assets	$5,798,682	$4,768,261

LIABILITIES AND EQUITY
Unsecured term loans, net of deferred financing costs	$1,721,114	$1,272,772
Senior unsecured notes, net	396,403	395,846
Revolving credit facility	—	—
Intangible lease liabilities, net	10,700	11,206
Dividend payable	55,608	47,182
Derivative liabilities	7,585	23,005
Accrued liabilities and other payables	35,145	31,248
Total liabilities	2,226,555	1,781,259
Commitments and contingencies	—	—
Stockholders' equity:
Preferred stock, $0.01 par value; 150,000,000 authorized; none issued and outstanding as of December 31, 2024 and 2023	—	—
Common stock, $0.01 par value; 500,000,000 authorized; 187,537,592 and 164,635,150 issued and outstanding as of December 31, 2024 and 2023, respectively	1,875	1,646
Additional paid-in capital	3,658,219	3,078,459
Distributions in excess of cumulative earnings	(113,302)	(105,545)
Accumulated other comprehensive income	16,886	4,019
Total stockholders' equity	3,563,678	2,978,579
Non-controlling interests	8,449	8,423
Total equity	3,572,127	2,987,002
Total liabilities and equity	$5,798,682	$4,768,261

Essential Properties Realty Trust, Inc.
Reconciliation of Non-GAAP Financial Measures

	Three months ended December 31,		Year ended December 31,
(unaudited, in thousands except per share amounts)	2024	2023	2024	2023
Net income	$55,548	$49,271	$203,638	$191,415
Depreciation and amortization of real estate	32,786	27,402	121,997	102,103
Provision for impairment of real estate	2,587	1,903	14,845	3,548
Gain on dispositions of real estate, net	(4,575)	(4,847)	(5,977)	(24,167)
Funds from Operations	86,346	73,729	334,503	272,899
Non-core expense (income)[1]	—	78	—	(510)
Core Funds from Operations	86,346	73,807	334,503	272,389
Adjustments:
Straight-line rental revenue, net	(7,403)	(9,636)	(38,661)	(30,375)
Non-cash interest	1,088	992	4,086	3,187
Non-cash compensation expense	2,622	2,170	10,827	9,192
Other amortization expense	1,066	263	1,802	1,507
Other non-cash adjustments	101	28	1,075	(73)
Capitalized interest expense	(2,070)	(665)	(5,760)	(2,430)
Adjusted Funds from Operations	$81,750	$66,959	$307,872	$253,397

Net income per share[2]:
Basic	$0.31	$0.31	$1.16	$1.25
Diluted	$0.30	$0.31	$1.15	$1.24
FFO per share[2]:
Basic	$0.48	$0.47	$1.92	$1.78
Diluted	$0.47	$0.46	$1.89	$1.77
Core FFO per share[2]:
Basic	$0.48	$0.47	$1.92	$1.78
Diluted	$0.47	$0.46	$1.89	$1.77
AFFO per share[2]:
Basic	$0.46	$0.42	$1.76	$1.66
Diluted	$0.45	$0.42	$1.74	$1.65
1.Includes the following during the: i) three months ended December 31, 2023 — $0.1 million of accelerated expense related to the departure of a board member; ii) year ended December 31, 2023 — $0.1 million loss on debt extinguishment, $0.9 million of insurance recovery income and $0.3 million of severance expense and non-cash compensation expense.
2.Calculations exclude $120, $103, $472 and $407 from the numerator for the three and year ended December 31, 2024 and 2023, respectively, related to dividends paid on unvested restricted share awards and restricted share units.

Essential Properties Realty Trust, Inc.
Reconciliation of Non-GAAP Financial Measures

(in thousands)	Three months ended December 31, 2024
Net income	$55,548
Depreciation and amortization	32,829
Interest expense	23,958
Interest income	(559)
Income tax expense	157
EBITDA	111,933
Provision for impairment of real estate	2,587
Gain on dispositions of real estate, net	(4,575)
EBITDAre	109,945
Adjustment for current quarter re-leasing, acquisition and disposition activity[1]	3,856
Adjustment to exclude other non-core or non-recurring activity[2]	(784)
Adjustment to exclude termination/prepayment fees and certain percentage rent[3]	(93)
Adjusted EBITDAre - Current Estimated Run Rate	112,924
General and administrative expense	9,360
Adjusted net operating income ("NOI")	122,284
Straight-line rental revenue, net[1]	(8,748)
Other amortization expense	1,066
Adjusted Cash NOI	$114,602

Annualized EBITDAre	$439,780
Annualized Adjusted EBITDAre	$451,696
Annualized Adjusted NOI	$489,136
Annualized Adjusted Cash NOI	$458,408
1.Adjustment is made to reflect EBITDAre, NOI and Cash NOI as if all re-leasing activity, investments in and dispositions of real estate and loan repayments completed during the three months ended December 31, 2024 had occurred on October 1, 2024.
2.Adjustment is made to i) exclude non-core adjustments made in computing Core FFO, ii) exclude changes in the Company's provision for credit losses and iii) eliminate the impact of seasonal fluctuation in certain non-cash compensation expense recorded in the period.
3.Adjustment excludes lease termination or loan prepayment fees and contingent rent (based on a percentage of the tenant's gross sales at the leased property) where payment is subject to exceeding a sales threshold specified in the lease, if any.

Essential Properties Realty Trust, Inc.
Reconciliation of Non-GAAP Financial Measures

(dollars in thousands, except share and per share amounts)	December 31, 2024	Rate	Wtd. Avg. Maturity

Unsecured debt:
February 2027 term loan[1]	$430,000	2.5%	2.1 years
January 2028 term loan[1]	400,000	4.7%	3.1 years
February 2029 term loan[1,2]	450,000	5.4%	4.2 years
January 2030 term loan[1,2]	450,000	4.9%	5.0 years
Senior unsecured notes due July 2031	400,000	3.1%	6.5 years
Revolving credit facility[3]	—	—%	1.1 years
Total unsecured debt	2,130,000	4.1%	4.2 years
Gross debt	2,130,000
Less: cash & cash equivalents	(40,713)
Less: restricted cash available for future investment	(4,265)
Net debt	2,085,022

Equity:
Preferred stock	—
Common stock & OP units (188,091,439 shares @ $31.28/share as of 12/31/24)[4]	5,883,500
Total equity	5,883,500
Total enterprise value ("TEV")	$7,968,522

Pro forma adjustments to Net debt and TEV:[5]
Net debt	$2,085,022
Less: Unsettled forward equity (13,119,110 shares @ $29.03/share as of 12/31/24)	(380,848)
Pro forma net debt	1,704,174
Total equity	5,883,500
Common stock — unsettled forward equity (13,119,110 shares @ $31.28/share as of 12/31/24)	410,366
Pro forma TEV	$7,998,040

Gross Debt / Undepreciated Gross Assets	33.9%
Net Debt / TEV	26.2%
Net Debt / Annualized Adjusted EBITDAre	4.6x

Pro Forma Gross Debt / Undepreciated Gross Assets	32.0%
Pro Forma Net Debt / Pro Forma TEV	21.3%
Pro Forma Net Debt / Annualized Adjusted EBITDAre	3.8x
1.Rates presented for the Company's term loans are fixed at the stated rates after giving effect to its interest rate swaps plus applicable margin and SOFR premium of 105bps.
2.Weighted average maturity calculation is made after giving effect to extension options exercisable at the Company's election.
3.Prior to its amendment in February 2025, the Company's revolving credit facility provided a maximum aggregate initial original principal amount of up to $600 million and borrowings bore interest at Term SOFR plus applicable margin and SOFR premium of 95bps. Following its amendment, the Company's revolving credit facility provides a maximum aggregate initial original principal amount of up to $1.0 billion, includes an accordion feature to increase, subject to certain conditions, the maximum availability of the facility by up to $1.0 billion, borrowings bear interest at Term SOFR plus applicable margin of 77.5bps and the facility matures in February 2030, after giving effect to extension options exercisable at the Company's election.
4.Common stock & OP units as of December 31, 2024, based on 187,537,592 common shares outstanding and 553,847 OP units held by non-controlling interests.
5.Pro forma adjustments have been made to reflect the unsettled portion of shares sold on a forward basis through the Company's ATM Program as if they had been physically settled for cash on December 31, 2024.

Investor/Media:
Essential Properties Realty Trust, Inc.
Robert W. Salisbury, CFA
Senior Vice President, Head of Capital Markets
609-436-0619
investors@essentialproperties.com
Source: Essential Properties Realty Trust, Inc.

Non-GAAP Financial Measures and Certain Definitions
The Company’s reported results are presented in accordance with GAAP. The Company also discloses the following non-GAAP financial measures: FFO, Core FFO, AFFO, earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDA further adjusted to exclude gains (or losses) on sales of depreciable property and real estate impairment losses (“EBITDAre”), adjusted EBITDAre, annualized adjusted EBITDAre, net debt, net operating income (“NOI”) and cash NOI (“Cash NOI”). The Company believes these non-GAAP financial measures are industry measures used by analysts and investors to compare the operating performance of REITs.
FFO, Core FFO and AFFO
The Company computes FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"). NAREIT defines FFO as GAAP net income or loss adjusted to exclude extraordinary items (as defined by GAAP), net gain or loss from sales of depreciable real estate assets, impairment write-downs associated with depreciable real estate assets and real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), including the pro rata share of such adjustments of unconsolidated subsidiaries. FFO is used by management, and may be useful to investors and analysts, to facilitate meaningful comparisons of operating performance between periods and among the Company’s peers primarily because it excludes the effect of real estate depreciation and amortization and net gains and losses on sales (which are dependent on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions).
The Company computes Core FFO by adjusting FFO, as defined by NAREIT, to exclude certain GAAP income and expense amounts that it believes are infrequent and unusual in nature and/or not related to its core real estate operations. Exclusion of these items from similar FFO-type metrics is common within the equity REIT industry, and management believes that presentation of Core FFO provides investors with a metric to assist in their evaluation of our operating performance across multiple periods and in comparison to the operating performance of our peers, because it removes the effect of unusual items that are not expected to impact our operating performance on an ongoing basis. Core FFO is used by management in evaluating the performance of our core business operations. Items included in calculating FFO that may be excluded in calculating Core FFO include certain transaction related gains, losses, income or expenses or other non-core amounts as they occur.
To derive AFFO, the Company modifies its computation of Core FFO to include other adjustments to GAAP net income related to certain items that it believes are not indicative of the Company’s operating performance, including straight-line rental revenue, non-cash interest, non-cash compensation expense, other amortization expense, other non-cash charges and capitalized interest expense. Such items may cause short-term fluctuations in net income but have no impact on operating cash flows or long-term operating performance. The Company believes that AFFO is an additional useful supplemental measure for investors to consider when assessing the Company’s operating performance without the distortions created by non-cash items and certain other revenues and expenses.
FFO, Core FFO and AFFO do not include all items of revenue and expense included in net income, they do not represent cash generated from operating activities and they are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or cash flows from operations as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures. Additionally, our computation of FFO, Core FFO and AFFO may differ from the methodology for calculating these metrics used by other equity REITs and, therefore, may not be comparable to similarly titled measures reported by other equity REITs.
EBITDA and EBITDAre
The Company computes EBITDA as earnings before interest, income taxes and depreciation and amortization. In 2017, NAREIT issued a white paper recommending that companies that report EBITDA also report EBITDAre. The Company computes EBITDAre in accordance with the definition adopted by NAREIT. NAREIT defines EBITDAre as EBITDA (as defined above) excluding gains (or losses) from the sales of depreciable property and real estate impairment losses. The

Company presents EBITDA and EBITDAre as they are measures commonly used in its industry and the Company believes that these measures are useful to investors and analysts because they provide supplemental information concerning its operating performance, exclusive of certain non-cash items and other costs. The Company uses EBITDA and EBITDAre as measures of its operating performance and not as measures of liquidity.
EBITDA and EBITDAre do not include all items of revenue and expense included in net income, they do not represent cash generated from operating activities and they are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or cash flows from operations as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures. Additionally, the Company’s computation of EBITDA and EBITDAre may differ from the methodology for calculating these metrics used by other equity REITs and, therefore, may not be comparable to similarly titled measures reported by other equity REITs.
Net Debt
The Company calculates its net debt as its gross debt (defined as total debt plus net deferred financing costs on its secured borrowings) less cash and cash equivalents and restricted cash available for future investment. The Company believes excluding cash and cash equivalents and restricted cash available for future investment from gross debt, all of which could be used to repay debt, provides an estimate of the net contractual amount of borrowed capital to be repaid, which it believes is a beneficial disclosure to investors and analysts.
NOI and Cash NOI
The Company computes NOI as total revenues less property expenses. NOI excludes all other items of expense and income included in the financial statements in calculating net income or loss. Cash NOI further excludes non-cash items included in total revenues and property expenses, such as straight-line rental revenue and other amortization and non-cash charges. The Company believes NOI and Cash NOI provide useful information because they reflect only those revenue and expense items that are incurred at the property level and present such items on an unlevered basis.
NOI and Cash NOI are not measures of financial performance under GAAP. You should not consider the Company’s NOI and Cash NOI as alternatives to net income or cash flows from operating activities determined in accordance with GAAP. Additionally, the Company’s computation of NOI and Cash NOI may differ from the methodology for calculating these metrics used by other equity REITs and, therefore, may not be comparable to similarly titled measures reported by other equity REITs.
Adjusted EBITDAre / Adjusted NOI / Adjusted Cash NOI
The Company further adjusts EBITDAre, NOI and Cash NOI i) based on an estimate calculated as if all investment and disposition activity that took place during the quarter had occurred on the first day of the quarter, ii) to exclude certain GAAP income and expense amounts that the Company believes are infrequent and unusual in nature and iii) to eliminate the impact of lease termination or loan prepayment fees and contingent rental revenue from its tenants which is subject to sales thresholds specified in the lease. The Company then annualizes these estimates for the current quarter by multiplying them by four, which it believes provides a meaningful estimate of the Company’s current run rate for all investments as of the end of the current quarter. You should not unduly rely on these measures, as they are based on assumptions and estimates that may prove to be inaccurate. The Company’s actual reported EBITDAre, NOI and Cash NOI for future periods may be significantly less than these estimates of current run rates.
Cash ABR
Cash ABR means annualized contractually specified cash base rent in effect as of the end of the current quarter for all of the Company’s leases (including those accounted for as direct financing leases) commenced as of that date and annualized cash interest on its mortgage loans receivable as of that date.

Cash Cap Rate
Cash Cap Rate means annualized contractually specified cash base rent for the first full month after investment or disposition divided by the purchase or sale price, as applicable, for the property.
GAAP Cap Rate
GAAP Cap Rate means annualized rental income computed in accordance with GAAP for the first full month after investment divided by the purchase price, as applicable, for the property.
Rent Coverage Ratio
Rent coverage ratio means the ratio of tenant-reported or, when unavailable, management’s estimate based on tenant-reported financial information, annual EBITDA and cash rent attributable to the leased property (or properties, in the case of a master lease) to the annualized base rental obligation as of a specified date.